Exhibit 10.1

AMENDMENT NO. 1 TO COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

This AMENDMENT NO. 1 TO COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT (the “Amendment”) is entered into as of October 8, 2010 (the “Effective Date”) by and between ArQule, Inc. and Daiichi Sankyo Co., Ltd. (collectively, the “Parties”).

WHEREAS, the Parties have entered into that certain Collaborative Research, Development and License, Agreement on November 7, 2008, and the Agreement on Milestone Payments and Royalties (collectively, the “Agreement”), (terms which are defined in the Agreement being used herein as so defined);

WHEREAS, ARQULE has neared completion of the ARQULE Research Activities with respect to the two (2) Initial DS Targets;

WHEREAS, the Parties wish to amend the Agreement to add one (1) or two (2) additional DS Targets to the Research Program, as determined by DS, extend the Research Collaboration Period, and otherwise modify the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.             The new Target set forth on Schedule 1 to this Amendment and a second new Target if selected by DS as set forth in this Section 1 (collectively, the “New DS Targets”) are hereby designated as DS Targets for all purposes of the Agreement and are added to the DS Target List.  If DS has not given notice to ARQULE of a decision to replace an Initial DS Target with another Target, DS may select a second New DS Target by giving written notice of its decision to do so to the JRC and ARQULE (a “New DS Target Notice”).  The Parties shall then follow the procedures set forth in Section 3.5.2(b) (with the New DS Target Notice replacing the notice under Section 3.5.2(a)), 3.5.2(c) and 3.5.2(d) to select a second New DS Target.

2.             Each New DS Target shall be subject to substitution as set forth in Section 3.5.2.

3.             Section 1.64 is modified to read in full as follows:

1.64         “FTE Funding Commitment” means (a) with respect to the ARQULE Research Activities conducted in the first Contract Year during the Research Collaboration Period, the funding of * ARQULE FTEs at the FTE Rate; (b) with respect to the ARQULE Research Activities conducted by ARQULE in the second Contract Year during the Research Collaboration Period, the funding of that number of FTEs as shall be consistent with the Annual Research Plan for such second Contract Year and agreed to by the Parties not later than * (*) days prior to the commencement of such Contract Year; (c) with respect to the ARQULE Research Activities conducted in the third Contract Year during the Research Collaboration Period, the funding of * ARQULE FTEs at the FTE Rate, and (d) with respect to the ARQULE Research Activities conducted in the fourth Contract Year during the Research Collaboration Period, the funding of that number of FTEs as shall be consistent with the Annual Research Plan for the fourth Contract Year and agreed to by the Parties not later than * (*) days prior to the commencement of the fourth Contract Year; provided, that, (i) such number of FTEs is more than * (*),  and (ii) ARQULE’s consent shall be required to increase the number of FTEs above the number in the third Contract Year.  In the event the Parties cannot agree on the number of FTEs in the fourth Contract Year, each Party shall give written notice to the JEC of the number of FTEs it believes is needed to perform the ARQULE Research Activities in the fourth Contract Year and the number of FTEs shall be decided in accordance with Section 2.1.5.  Until the number of FTEs is decided, the FTE Funding Commitment for the fourth Contract Year shall be the funding at the FTE Rate of a number of FTEs equal to * (*).

4.             Section 1.93 is modified to read in full as follows:

1.93         “Quarterly FTE Payment” means (i) prior to December 1, 2010, with respect to the Initial DS Targets and any replacements designated pursuant to section 3.5.2, the amount payable by DS to ARQULE for FTEs for all ARQULE Research Activities to be conducted during each Calendar Quarter of the Research Collaboration Period, which shall equal * (*) of the FTE Funding Commitment set forth in the Annual Research Plan for the applicable Calendar Year, provided, that such amount shall be prorated for the first and last Calendar Quarter based on the number of days in such first or last Calendar Quarter divided by 365; and (ii) for the period beginning with December 1, 2010, with respect to New DS Targets and/or any replacements designated pursuant to section 3.5.2 for either the New DS Targets or the Initial DS Targets, * (*) of the funding of the number of ARQULE FTEs set forth in Section 1.64 at the FTE Rate.

5.             Section 1.97 is modified to read in full as follows:

1.97         “Research Collaboration Period” means the period beginning on the Effective Date and ending at the end of the fourth Contract Year, as such period may be extended by the mutual written agreement of the Parties; provided, that, if this Agreement is terminated prior to the end of the Research Collaboration Period, the effective date of such early termination shall become the last day of the Research Collaboration Period.

6.             Section 3.10 is modified to read in full as follows:

3.10         Research Collaboration Period.  The Research Program shall commence on the Effective Date and continue until the expiration of the Research Collaboration Period. Notwithstanding the foregoing, the Research Program may be terminated prior to the expiration of the Research Collaboration Period (a) by either Party on * (*) days’ prior written notice to the other Party at any time following the exercise by DS of (i) * (*) DS Options in the event that DS names * (*) New DS Targets or (ii) * (*) DS Options in the event that DS substitutes a new DS Target for an Initial DS Target as set forth in Section 3.5.2 prior to naming a * New DS Target; and (b) by DS at any time upon not less than * (*) days’ prior written notice to ARQULE and payment in full with such notice of the amount which would have been payable for the remainder of the Research Collaboration Period pursuant to Section 5.3.1 if the Research Program were conducted for the entire four (4) year Research Collaboration Period.

7.             Section 1.48 is modified to read in full as follows:

1.48         “DS Option Period” means, with respect to any Primary Development

Compound and the related Backup Compounds, the period commencing on the date of designation by DS of a Primary Development Compound, and continuing until sixty (60) days following the date of receipt by the JRC of the Toxicology Studies Results with respect to such Primary Development Compound, or up to * (*) subsequently evaluated Backup Compounds provided that DS has designated such Backup Compounds prior to the start of the first Toxicology Study; provided that the DS Option Period shall end no later than * * (*) months after * with respect to any Primary Development Compound and the related Backup Compounds whose DS Target is an Initial DS Target and shall end no later than * (*) months after the end of the Research Collaboration Period with respect to any Primary Development Compound and the related Backup Compounds whose DS Target is a New DS Target or a replacement to an Initial DS Target or a New DS Target designated pursuant to Section 3.5.2.

8.             Section 3.5.2(e) is modified to read in full as follows:

(e)           Limitation on DS Targets. Notwithstanding anything to the contrary set forth in this Agreement, (A) in the event that DS names * (*) New DS Targets, DS shall have the right to designate an aggregate of up to * (*) DS Targets pursuant to this Agreement, consisting of (i) the * (*) Initial DS Targets designated by the Parties on the Effective Date, (ii) the * (*) New DS Targets, and (iii) up to * (*) Validated Targets designated by DS to replace Abandoned DS Targets pursuant to Section 3.5.2(d); and (B) in the event that DS designates a substitute for an Initial DS Target as set forth in Section 3.5.2 prior to naming a * New DS Target, DS shall have the right to designate an aggregate of up to * (*) DS Targets pursuant to this Agreement, consisting of (i) the * (*) Initial DS Targets designated by the Parties on the Effective Date, (ii) the * (*) New DS Target, and (iii) up to * (*) Validated Targets designated by DS to replace Abandoned DS Targets pursuant to Section 3.5.2(d).  For clarity, in no event shall ARQULE be obligated to conduct ARQULE Research Activities on more than * (*) DS Targets at any given time.

9.             Section 5.2  is modified to read in full as follows:

5.2 License Fee. For each DS Option exercised by DS pursuant to Section 7.1, DS shall pay ARQULE a license fee (the “License Fee”): (i) in the case of the Initial DS Targets and any replacement thereof designated pursuant to Section 3.5.2, *Dollars (US $*) shall be paid within * (*) days of the execution of the License Agreement for the Primary Development Compound and related Backup Compounds that were the subject of such DS Option, and * Dollars (US $*) shall be paid within * (*) days of the Initiation of the first Phase II Clinical Trial of any Licensed Product under such License Agreement; or (ii) in the case of the New DS Targets and any replacement thereof designated pursuant to Section 3.5.2, * Dollars (US $*) shall be paid within * (*) days of the execution of the License Agreement for the Primary Development Compound and related Backup Compounds that were the subject of such DS Option, and * Dollars (US *) shall be paid within * (*) days of the Initiation of the first Phase II Clinical Trial of any Licensed Product under such License Agreement.

10.             The following Section 5.5 is added to the Agreement:

5.5 FTE Payment Advance.  On *, DS shall pay ARQULE * Dollars (US $*) as an advance payment of the first * Dollars (US $*) payable by DS pursuant to Section 5.3.1 for the * Contract Year during the Research Collaboration Period. Once payments due under Section 5.3.1 for the * Contract Year during the Research Collaboration Period reach * Dollars (US *), DS shall resume making payments as set forth in Section 5.3.1.

11.           Section 6.3 is modified to read in full as follows:

6.3           Publications and Presentations.  The Parties acknowledge that scientific publications and presentations must be strictly monitored to prevent any adverse effect from premature publication or dissemination of results of the activities hereunder.  Each Party agrees that, except as required by Applicable Laws, it shall not publish or present, or permit to be published or presented, the results of the Research Program or the Development Program without the prior review by the other Party. Each Party shall provide to the other Party the opportunity to review each of the submitting Party’s proposed abstracts, manuscripts or presentations (including, without limitation, information to be presented verbally) that relate to the Research Program or the Development Program at least * (*) days prior to its intended presentation or submission for publication, and such submitting Party agrees, upon written request from the other Party given within such * (*) day period, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given up to * (*) days from the date of such written request to seek appropriate patent protection for any material in such publication or presentation that it reasonably believes may be patentable. In the event that the Parties disagree on a proposed publication or presentation, they will discuss the matter in good faith and the matter shall be decided in accordance with Section 2.1.5 as a Unanimous Decision, provided that if such Disputed Matter is not resolved by the Designated Senior Officers within * (*) days after the date the Designated Senior Officers first met to consider such Disputed Matter or * (*) days after the date the JEC first met to consider such Disputed Matter, whichever is later, then the Disputed Matter shall not be resolved in accordance with Section 13.1, but instead, ARQULE shall have the right to make the final decision on publication or presentation of the results of the Research Program and DS shall have the right to make the final decision on publication or presentation of the results of the Development Program.  Once such abstracts, manuscripts or presentations have been published or presented by each Party, the same abstracts, manuscripts or presentations do not have to be provided again to the other Party for review for a later submission for publication.  Each Party also shall have the right to require that any of its Confidential Information that is disclosed in any such proposed publication or presentation be deleted prior to such publication or presentation; provided, that, ARQULE shall be permitted to use data generated by ARQULE and information about the Target in any such publication or presentation.  In any permitted publication or presentation by a Party, the other Party’s contribution shall be duly recognized, and co-authorship shall be determined in accordance with customary standards. Each Party expressly acknowledges that the other Party’s business may be substantially dependent on its ability to publish results in scientific journals, presentation at scientific conferences and meetings.

12.           Notwithstanding anything to the contrary in the Agreement, this Amendment or any Annual Research Plan, ARQULE shall perform the *studies for the DS Target * and DS shall bear all costs associated with such * studies, including, but not limited to, *, as requested by DS and agreed by ARQULE.  A plan for the * studies for the DS Target *, including the costs, shall be agreed upon by the Parties.  Any amendment, modification and/or update to such plan shall be discussed and agreed by the Parties.  ARQULE shall invoice DS (a) quarterly in advance, at least * (*) days prior to each Calendar Quarter, for all ARQULE FTEs involved in performing or managing external performance of such * studies and (b) quarterly in arrears for all Third Party Costs associated with such * studies, including without limitation, * costs. DS shall pay such invoices for ARQULE FTEs at least * (*) days before the first day of each Calendar Quarter and shall pay such invoices for Third Party Costs within * (*) days after receipt thereof.

13.           The Parties agree to issue a press release relating to this Amendment in the form attached hereto as Exhibit 1 within seven (7) days after the Effective Date.

14.           In all other respects, the Agreement shall remain in full force and effect and shall not be modified hereby.

This Amendment may be executed as of the date first written above in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

*   *   *   *   *   *   *   *

ArQule, Inc.

By:
/s/ Paolo Pucci
Name: Paolo Pucci
Title: Chief Executive Officer

Daiichi Sankyo Co., Ltd.

By:
/s/Kazunori Hirokawa
Name: Kazunori Hirokawa
Title: Senior Executive Officer and Head of R&D Division

SCHEDULE 1

NEW DS TARGETS LIST

*

EXHIBIT 1

Exhibit 99.1 to Form 8-K filed on October 14, 2010

Contact:

Toshiaki Sai
Corporate Office, Corporate
Communications
Daiichi Sankyo Co., Ltd. (Japan)
+81-3-6225-1126

William B. Boni
VP, Investor Relations/
Corp. Communications
ArQule, Inc.
(781) 994-0300

FOR IMMEDIATE RELEASE

ARQULE AND DAIICHI-SANKYO EXPAND DRUG DISCOVERY COLLABORATION

IN ONCOLOGY

Woburn, MA, October 12, 2010 — ArQule, Inc. (NASDAQ: ARQL) and Daiichi Sankyo Co., Ltd. (TSE 4568) today announced the expansion of their research, development and license agreement for the discovery of novel kinase inhibitors in the field of oncology.  This expanded agreement establishes a third therapeutic target, with an option for a fourth, in the field of oncology, and it includes a two-year extension based on the application of the proprietary ArQule Kinase Inhibitor Platform (AKIP™) technology.

“This technology has provided us with a unique and innovative approach for discovery in the treatment of cancer,” said Dr. Hideyuki Haruyama, the Global Head of Research, Daiichi Sankyo.  “We expect that the expansion of this collaboration will produce other drug candidates and lay the foundation for future growth in this field.”

Consistent with the existing AKIP™ collaboration, the economic terms provided for in the expanded agreement include payments for research support, licensing fees for compounds discovered as a result of this research, milestone payments related to clinical development, regulatory review and sales, and tiered royalty payments on net sales of each product.  Daiichi Sankyo will have an option to license compounds directed to the targets defined under the agreement following the completion of certain pre-clinical studies.  ArQule retains the option to co-commercialize any resulting licensed products in the U.S.

“Our initial drug discovery collaboration has identified a development candidate for one target, and we are optimizing advanced lead compounds for the other target,” said Dr. Thomas C.K. Chan, chief scientific officer of ArQule.  “The expansion of this collaboration will continue to deploy AKIP technology to discover novel kinase inhibitors for additional oncology targets over the next two years.”

About the ArQule Kinase Inhibitor Platform (AKIP™)

Kinases play pivotal roles in modulating diverse cellular activities and have been implicated as important mediators of certain forms of cancer and other diseases.  The AKIP™ technology is based on a novel binding mode that leads to inhibition of target kinases by small molecules that do not compete with adenosine triphosphate (ATP).  ArQule has identified binding sites in more than 200 kinases involved in multiple therapeutic areas that are amenable to such non-ATP competitive inhibition.

ArQule’s ability to rationally design novel kinase inhibitors that encompass new chemical spaces allows for an expanding intellectual property estate.  The Company believes that non-ATP competitive small molecule inhibitors may have fewer off-target side effects and utility in a broad range of human diseases.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and upcoming Phase 3 clinical development, is ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase.  The Company has also initiated Phase 1 clinical testing with ARQ 621, designed to inhibit the Eg5 kinesin motor protein.  The Company’s pre-clinical pipeline includes a compound designed to inhibit the BRAF kinase.  ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

About Daiichi Sankyo

The Daiichi Sankyo Group is dedicated to the creation and supply of innovative pharmaceutical products to address the diversified, unmet medical needs of patients in both mature and emerging markets. While maintaining its portfolio of marketed pharmaceuticals for hypertension, hyperlipidemia, and bacterial infections, the Group is engaged in the development of treatments for thrombotic disorders and focused on the discovery of novel oncology and cardiovascular-metabolic therapies. Furthermore, the Daiichi Sankyo Group has created a “Hybrid Business Model,” which will respond to market and customer diversity and optimize growth opportunities across the value chain.  For more information, please visit www.daiichisankyo.com.

Daiichi Sankyo, Inc., headquartered in Parsippany, New Jersey, is a member of the Daiichi Sankyo Group.  For more information on Daiichi Sankyo, Inc., please visit www.dsi.com.

This press release contains forward-looking statements regarding the Company’s ArQule Kinase Inhibitor Platform (AKIP™) and its related agreement with Daiichi Sankyo. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical results does not ensure that later stage pre-clinical or clinical development will be successful. For example, targets for the kinase research may not prove to be therapeutically relevant. Compounds developed through application of the AKIP™ platform may not demonstrate positive activity in pre-clinical in vivo or in vitro testing or in subsequent clinical trials; in addition, they may not demonstrate an appropriate safety profile later development as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or Daiichi Sankyo to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s or Daiichi Sankyo’s view of the data or require additional data or information or additional studies.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Daiichi Sankyo may not exercise its option to license compounds even if the compounds show initial promise.  For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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